EX-99.e.3 UNDER CONTR

                                                                [EXHIBIT (e)(3)]


                  AMENDMENT NO. 2 TO THE DISTRIBUTION AGREEMENT

         This Amendment dated this 6th day of December, 2000 hereby amends the Distribution Agreement (the "Agreement") dated October 1, 1996, and amended October 16, 1998, made by and between First American Strategy Funds, Inc., a Minnesota corporation (the "Fund"), and SEI Investments Distribution Co. (the "Distributor"), a Pennsylvania corporation.

         WITNESSETH:

         WHEREAS, the Fund operates as an open-end diversified management investment company registered under the Investment Company act of 1940, as amended (the "1940 Act"), and its shares are registered with the SEC under the Securities Act of 1933, as amended ("1933 Act"); and

         WHEREAS, under the terms of the Agreement, the Distributor acts as distributor and shareholder servicing agent for the Fund; and

         WHEREAS, the Fund and the Distributor hereby amend the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and the covenants and hereinafter contained, the Fund and the Administrator hereby agree as follows:

         1. The Agreement is hereby amended, changing the text of Article 1 as set forth below:

         ARTICLE 1. Sale of Shares. The Fund grants to the Distributor the exclusive right to sell Shares of each portfolio of the Fund (each a "Portfolio"), at the net asset value per Share plus, in the case of retail class Shares, the applicable sales charge, in accordance with the current prospectus, as agent and on behalf of the Fund, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states ("Blue Sky Laws").


         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers duly authorized on the day and year first written above.

FIRST AMERICAN STRATEGY                    SEI  INVESTMENT
FUNDS, INC.                                DISTRIBUTION CO.



BY: _______________________________        BY: ____________________________
   ITS: ______________________________         ITS:  __________________________


                                      -23-